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Exhibit 99.h(5)

                          EXPENSE LIMITATION AGREEMENT

       This EXPENSE LIMITATION AGREEMENT is made as of the 25/th/ day of April, 2003 by and among BT INVESTMENT FUNDS, a Massachusetts Business trust (the "Trust"), ASSET MANAGEMENT PORTFOLIO and BT INVESTMENT PORTFOLIOS, each a New York trust (each a "Portfolio Trust" and, collectively, the "Portfolio Trusts"), DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Advisor"), and INVESTMENT COMPANY CAPITAL CORPORATION, a Maryland corporation (the "Administrator"), with respect to the following:

       WHEREAS, the Advisor serves as the Portfolio Trusts' Investment Advisor pursuant to Investment Advisory Agreements dated April 25, 2003, and the Administrator serves as the Trust's and Portfolio Trusts' Administrator pursuant to Administration and Services Agreements dated July 1, 2001 (collectively, the "Agreements").

       NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

       1. The Advisor and Administrator agree to waive their fees and/or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Trust's series or classes set forth on Exhibit A, as may be amended from time to time, (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A for an initial two year period from the date of this contract (the "Initial Period") and thereafter as set forth in Item 2. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of costs not specifically borne by the Advisor, Administrator or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs (such as brokerage commissions and dealer and underwriter spreads); (b) interest charges on fund borrowings; (c) taxes; (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of a Fund or class or the acquisition of all or substantially all of the assets of another fund or class; (ii) expenses of holding, and soliciting proxies for, a meeting

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                 of shareholders of a Fund or class (except to the extent
                 relating to routine items such as the election of trustees or the approval of independent public accountants); and (iii) expenses of converting to a new custodian, transfer agent or other service provider.

       2. This Agreement, after the Initial Period, shall continue in effect as to each Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust and the Portfolio Trusts. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

       3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                                BT INVESTMENT FUNDS,
                                                ASSET MANAGEMENT PORTFOLIO,
                                                and BT INVESTMENT PORTFOLIOS


Attest: _________________________                     By: ______________________
Name: Lisa A. Hertz                                   Name:  Bruce A. Rosenblum
                                                      Title: Assistant Secretary

                                                DEUTSCHE ASSET MANAGEMENT, INC.

Attest: _________________________                     By: ______________________
Name: Lisa A. Hertz                                   Name:  Daniel O. Hirsch
                                                      Title: Vice President

                                                INVESTMENT COMPANY CAPITAL
                                                CORPORATION

Attest: _________________________                     By: ______________________
Name: Lisa A. Hertz                                   Name:  Richard T. Hale
                                                      Title: President

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                                    Exhibit A

                                                       Ordinary Fund Operating
                                                              Expenses
                                                     (as a percentage of average
                                                          daily net assets)

Fund

Lifecycle Short Range Fund - Investment Class                   1.00%
Lifecycle Mid Range Fund - Investment Class                     1.00%
Lifecycle Long Range Fund - Investment Class                    1.00%